EXHIBIT 99.1

4900 West 78th Street	Tel: 952-820-0080	www.AugustTech.com
Bloomington, MN 55435 USA	Fax: 952-820-0060	info@augusttech.com

News Release

For Release on December 9, 2005

Contact:	Stan Piekos, CFO
Phone:	(952) 259-1672
E-mail:	stan.piekos@augusttech.com

AUGUST TECHNOLOGY ANNOUNCES AMENDMENT OF MERGER AGREEMENT WITH RUDOLPH TECHNOLOGIES

Minneapolis, December 9, 2005 – August Technology Corporation (NASDAQ: AUGT) today announced it has agreed to amend its merger agreement with Rudolph Technologies, Inc.(NASDAQ: RTEC) to reflect a change in the composition of Rudolph’s board of directors after the close of the merger.  Instead of a twelve member Board as originally contemplated, the board of directors will be reduced to ten, including seven members selected by Rudolph and three members selected by August Technology.  All other terms and conditions of the original merger agreement remain unchanged.  Rudolph expects to file an amendment to its registration statement for the transaction with the SEC within the next few days.

About the Company: August Technology’s automated inspection and data analysis solutions provide critical product and process enhancing information, which enables microelectronic device manufacturers to drive down costs and time to market. With the first all-surface advanced macro inspection solution, August Technology has incorporated frontside, backside and wafer edge inspection in a single system. Following detection, August Technology’s decision tools correlate the defect data across surfaces and provide the comprehensive information necessary for device manufacturers to make process-enhancing decisions. Headquartered in Bloomington, Minnesota, August Technology supports its customers with a worldwide sales and service organization.  Additional information can be found on the company’s web site at www.augusttech.com.

Additional Information and Where to Find It

In connection with the proposed merger of August Technology Corporation and Rudolph Technologies, Inc., a registration statement of Rudolph, which will include a joint proxy statement of Rudolph and August, and other materials, has been filed with the SEC.  WE URGE INVESTORS TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RUDOLPH, AUGUST AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the registration statement and joint proxy statement (when available) as well as other filed documents containing information about Rudolph and August at http://www.sec.gov, the SEC’s website. Free copies of Rudolph’s SEC filings may also be obtained at http://www.rudolphtech.com, and free copies of August’s SEC filings may be obtained from August’s website at http://www.augusttech.com.

Participants in the Solicitation

Rudolph, August and their respective executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Rudolph’s stockholders or August’s shareholders with respect to the proposed transaction. Information regarding the officers and directors of Rudolph is included in its definitive proxy statement for its 2005 Annual Meeting filed with the SEC on April 22, 2005. Information regarding the officers and directors of August is included in its definitive proxy statement for its 2005 Annual Meeting filed with the SEC on April 29, 2005. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, is set forth in the registration statement and joint proxy statement and other materials to be filed with the SEC in connection with the proposed transaction.

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